Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
October 16, 2015	President and CEO
or
Keith A. Simpson
Vice President and CAO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED NET INCOME AND EARNINGS PER SHARE FOR THE THREE MONTHS ENDED SEPTEMBER 2015

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $311 thousand or $0.16 per diluted share, for the three months ended September 30, 2015 as compared to $299 thousand or $0.15 per diluted share for the same period in 2014. The $12 thousand increase in net income during the three months ended September 30, 2015 was primarily attributable to a $94 thousand increase in net interest income, and a $2 thousand increase in non-interest income, which were partially offset by a $39 thousand increase in income tax expense, a $28 thousand increase in non-interest expense, and a $17 thousand increase in the provision for loan losses. The increase in net interest income during the three months ended September 30, 2015 was attributable to a $117 thousand increase in interest income, which was partially offset by a $23 thousand increase in interest expense. The increase in interest income was primarily attributable to higher average balances of loans outstanding and investment securities, and a higher yield earned on Federal Home Loan Bank (“FHLB”) stock, which were partially offset by lower average balances of U.S. Government agency mortgage-backed securities, and lower yields earned on the Company’s investment, mortgage-backed securities, and loan portfolios, when compared to the same period in 2014. The higher average balances of loans outstanding was attributable to increased loan originations in excess of repayments, while the increase in the average balance of investment securities was the result of a reallocation of funds into the Company’s investment portfolio from repayments on the Company’s U.S. Government agency mortgage-backed securities sector. The increase in interest expense was primarily attributable to higher rates paid on FHLB long-term variable-rate advances and FHLB short-term advances, and higher average balances of FHLB short-term advances and other short-term borrowings, which were partially offset by lower average balances and lower average rates paid on time deposits, when compared to the same period in 2014. The increase in non-interest expense was primarily attributable to increases in employee related costs, occupancy and equipment costs, provisions for off-balance sheet (loan origination) commitments, and federal deposit insurance premiums during the three months ended September 30, 2015, when compared to the same period in 2014. The increase in income tax expense for the three months ended September 30, 2015 was primarily due to higher levels of taxable income, and the absence of PA tax credits for charitable contributions made, when compared to the same period in 2014. The increase in the provision for loan losses was primarily attributable to an increase in Company’s loan portfolio.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	September 30, 2015 (Unaudited)	June 30, 2015 (Unaudited)
Total assets	$334,089	$329,716
Cash and Cash Equivalents	1,969	3,573
Certificates of Deposits	350	350
Investment securities available-for-sale	89,199	66,916
Investment securities held-to-maturity	25,123	36,618
Mortgage-backed securities held-to-maturity	151,428	162,639
Net loans receivable	52,543	46,163
Deposits	136,498	138,928
FHLB advances: long-term, fixed-rate	12,500	12,500
FHLB advances: long-term, variable-rate	105,305	105,305
FHLB advances: short-term	38,392	37,830
Other short-term borrowings	7,950	—
Equity	32,311	32,043
Book value per share – Common Equity	15.85	15.70
Book value per share – Tier I Equity	16.05	15.93
Annualized Return on average assets	0.37%	0.43%
Annualized Return on average equity	3.88%	4.23%
Tier I leverage ratio	9.66%	10.03%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended September 30, (Unaudited)
	2015	2014
Interest income	$1,637	$1,520
Interest expense	311	288

Net interest income	1,326	1,232
Provision for loan losses	20	3

Net interest income after provision for loan losses	1,306	1,229
Non-interest income	140	138
Non-interest expense	943	915

Income before income tax expense	503	452
Income taxes	192	153

NET INCOME	$311	$299

EARNINGS PER SHARE:
Basic	$0.16	$0.15
Diluted	$0.16	$0.15

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,909,262	1,959,381
Diluted	1,909,262	1,959,381